Exhibit 99.1

SUNOCO LOGISTICS PARTNERS L.P.

REPORTS FIRST QUARTER RESULTS

PHILADELPHIA, April 24, 2003 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced earnings for the first quarter ended March 31, 2003 of $17.8 million, or $0.77 per limited partner unit on a fully diluted basis, compared with $12.5 million for the first quarter of 2002. The first quarter 2002 net income per unit of $0.39 reflects results for a partial quarter from the date of our IPO, February 8, 2002.

“Our first quarter results were a record and yesterday we declared our first quarter distribution of $0.4875 per unit, to be paid on May 15, 2003,” said Deborah M. Fretz, President and Chief Executive Officer of Sunoco Logistics Partners L.P. “All of our businesses operated well and the current market environment has enabled us to continue to yield ratable cash flow during the quarter. We also increased our Credit Facility from $150 million to $250 million and filed a $500 million Universal Shelf. This will provide us with significant liquidity and will enable us to continue to execute our growth strategy.”

Net income for the first quarter 2003 increased 42 percent to $17.8 million from $12.5 million for the first quarter of 2002. This increase was primarily the result of a $5.3 million increase in operating income and a $1.6 million increase from the absence of corporate income taxes in the current quarter due to our partnership status, partially offset by a $1.6 million increase in net interest expense. Operating income increased $5.3 million to $22.4 million for the first quarter 2003 compared with $17.1 million for the prior year due principally to higher gross margins from the Western Pipeline System, lower operating expenses at the Eastern Pipeline System, and equity income from the corporate joint ventures acquired in November 2002. Partially offsetting these increases were higher operating expenses at the Terminal Facilities business segment and an increase in selling, general and administrative expenses due to higher administrative costs and a full quarter of public company costs in 2003 compared to the partial first quarter of 2002 due to our IPO on February 8, 2002.

Details of First Quarter Results

Eastern Pipeline System

The Eastern Pipeline System experienced a $3.2 million increase in operating income from $6.5 million in the first quarter 2002 to $9.7 million for the first quarter 2003. Sales and other operating revenues increased $0.8 million to $23.5 million for the first quarter 2003 principally as a result of an increase in revenues per barrel mile. Other income increased $0.9 million to $2.7 million for the first quarter 2003 primarily due to the equity income from the interests in corporate joint ventures acquired in November 2002, partially offset by a decline in income from Explorer pipeline due to lower volumes. Operating expenses declined $2.0 million to $9.4 million for the first quarter 2003 due to the absence of costs associated with a pipeline leak in January 2002 and lower pipeline maintenance expenses. As this pipeline leak occurred prior to the IPO and the Partnership is indemnified by Sunoco, Inc. for liabilities associated with this incident, there was no impact on the Partnership’s post-IPO financial results. Selling, general and administrative expenses increased $0.5 million to $4.6 million for the first quarter 2003 due to higher allocated administrative expenses and a full quarter of public company costs in 2003.

Terminal Facilities

Operating income at the Terminal Facilities business segment decreased $1.2 million to $7.4 million for the first quarter 2003 compared with $8.6 million for the first quarter 2002. Total revenues increased $1.0 million to $22.1 million for the first quarter 2003 primarily due to higher combined volumes at the refined product terminals, the Fort Mifflin Terminal Complex, and the Marcus Hook Tank Farm (collectively referred to as the “Other Terminals”) as a result of increased demand for heating oil in the Northeast U.S. due to cold winter weather. Revenue at the Nederland Terminal was also slightly higher due to an increase in tank rental revenues as a result of a new tank placed into service in the second quarter 2002, partially offset by a decline in volumes caused by rising foreign crude oil prices relative to domestic crude oil prices. Operating expenses increased $1.4 million to $8.9 million for the first quarter 2003 due mainly to higher maintenance expenses at the terminals. Selling, general and administrative expenses increased $0.4 million to $3.1 million for the first quarter 2003 due to higher allocated administrative expenses and a full quarter of public company costs in 2003.

Western Pipeline System

Operating income for the Western Pipeline System was $5.3 million for the first quarter 2003, an increase of $3.3 million compared with the first quarter 2002. This increase was primarily the result of an increase in lease acquisition volumes and margins, higher trunk pipeline volumes and revenues and equity income from the 43.8% interest in the West Texas Gulf pipeline acquired in November 2002. Total revenues and cost of products sold and operating expenses increased significantly in the first quarter 2003 compared with the first quarter 2002 due primarily to an increase in the price of crude oil and an increase in lease acquisition volumes. The average price of West Texas Intermediate crude oil at Cushing, Oklahoma, increased to an average price of $33.80 per barrel for the first quarter 2003 from $21.67 for the first quarter 2002. Other income increased to $1.0 million for the first quarter 2003 due to the interest acquired in the West Texas Gulf pipeline. Selling, general and administrative expenses increased $0.9 million to $4.0 million for the first quarter 2003 due to higher allocated administrative expenses and a full quarter of public company costs in 2003.

Net Financing Activities

Net interest expense increased $1.6 million to $4.6 million for the first quarter 2003 compared with $3.0 million for the first quarter 2002 due to interest on the $250 million 7.25% Senior Notes being incurred for a full quarter in 2003, as compared to a partial first quarter in 2002, since these notes were issued on February 8, 2002, the date of the IPO. In addition, we incurred interest expense on the $64.5 million outstanding on the Credit Facility in the current year’s quarter. The Credit Facility was drawn on November 15, 2002 to fund two acquisitions and was not outstanding in the prior year’s quarter. Total net debt outstanding at March 31, 2003 was $317.4 million, including $248.5 million of the Senior Notes and $64.5 million outstanding on the Credit Facility.

Sunoco Logistics Partners L.P.

Financial Highlights

(in thousands, except units and per unit amounts)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Sales and other operating revenue	$716,019	$344,411
Other income	3,625	1,748

Total Revenues	719,644	346,159

Cost of products sold and operating expenses	679,027	313,067
Depreciation and amortization	6,529	6,239
Selling, general and administrative expenses	11,647	9,737

Total Costs and Expenses	697,203	329,043

Operating Income	22,441	17,116
Net interest expense	4,598	3,022

Income before income tax expense	17,843	14,094
Income tax expense	—	1,555

Net Income	$17,843	$12,539

Allocation of 2002 Net Income:
Portion applicable to January 1 through February 7, 2002 (period prior to initial public offering)		$3,421
Portion applicable to February 8 through March 31, 2002		9,118

Net Income		$12,539

Calculation of Limited Partners’ interest:
Net Income	$17,843	$9,118
Less: General Partner’s interest	357	182

Limited Partners’ interest in Net Income	$17,486	$8,936

Net Income per Limited Partner unit (2002 is for the period from February 8 through March 31, 2002):
Basic	$0.77	$0.39

Diluted	$0.77	$0.39

Weighted average Limited Partners’ units outstanding:
Basic	22,771,793	22,767,278

Diluted	22,856,902	22,767,278

Sunoco Logistics Partners L.P.

Earnings Contribution by Business Segment

(in thousands, unaudited)

	Three Months Ended March 31,
	2003	2002
Eastern Pipeline System:
Sales and other operating revenues	$23,506	$22,751
Other income	2,661	1,744

Total Revenues	26,167	24,495

Operating expenses	9,441	11,436
Depreciation and amortization	2,468	2,567
Selling, general and administrative expenses	4,565	4,026

Operating Income	$9,693	$6,466

Terminal Facilities:
Total Revenues	$22,101	$21,136

Operating expenses	8,905	7,503
Depreciation and amortization	2,737	2,385
Selling, general and administrative expenses	3,059	2,639

Operating Income	$7,400	$8,609

Western Pipeline System:
Sales and other operating revenues	$670,419	$300,526
Other income	957	2

Total Revenues	671,376	300,528

Cost of products sold and operating expenses	660,681	294,128
Depreciation and amortization	1,324	1,287
Selling, general and administrative expenses	4,023	3,072

Operating Income	$5,348	$2,041

Sunoco Logistics Partners L.P.

Operating Highlights

(unaudited)

	Three Months ended March 31,
	2003	2002
Eastern Pipeline System (1):
Total shipments (barrel miles per day) (2)	54,799,851	54,579,732
Revenue per barrel mile (cents)	0.476	0.463
Terminal Facilities:
Terminal throughput (bpd):
Nederland terminal	392,605	416,000
Other terminals (3)	765,389	743,946
Western Pipeline System (1):
Crude oil pipeline throughput (bpd)	310,620	277,500
Crude oil purchases at wellhead (bpd)	199,693	190,910
Gross margin per barrel of pipeline throughput (cents) (4)	30.1	20.5

(1)	Excludes amounts attributable to equity ownership interests in joint ventures.
(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.
(3)	Consists of the refined product terminals, the Fort Mifflin Terminal Complex and Marcus Hook Tank Farm.
(4)	Represents total sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.

An investor call with management regarding our first-quarter results is scheduled for Thursday morning, April 24 at 10:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-888-566-0007; International (USA toll) 1-630-395-0124 and requesting “Sunoco Logistics Partners Earnings Call,” password “Sunoco Logistics”, leader “Colin Oerton”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the company’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.

Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-888-433-2212. International callers should dial 1-402-998-1313.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, was formed to acquire, own and operate Sunoco Inc.’s refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 2,000 miles of primarily refined product pipelines and interests in four products pipelines, including a 9.4 percent interest in Explorer Pipeline, a 31.5 percent interest in Wolverine Pipe Line Company, a 9.2 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 7.8 million barrels of refined product terminal capacity and 14.7 million barrels of crude oil terminal capacity (including 11.2 million at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 2,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, and a 43.8 percent interest in West Texas Gulf Pipe Line Company. For additional information, visit Sunoco Logistics’ web site at www.sunocologistics.com.

NOTE: Those statements made in this release that are not historical facts are forward-looking statements. Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor relations problems; the legislative or regulatory environment; plant construction/repair delays; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 7, 2003. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

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